ADMINISTRATIVE SERVICES PLAN



         ADMINISTRATIVE SERVICES PLAN, dated as of October 6, 1994, of the Republic Funds, a Massachusetts business trust (the "Trust"), with respect to each series of the Trust indicated on Appendix A, hereto (each a "Fund" and collectively the "Funds").

                                   WITNESSETH:

         WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act"); and

         WHEREAS, the Shares of Beneficial Interest ($0.001 par value) of the Trust (the "Shares") are divided into several series; and

         WHEREAS, the Trust desires to adopt this Administrative Services Plan (the "Plan") in order to provide for certain administrative services to the Trust and holders of Shares of each Fund; and

         WHEREAS, the Trust desires to include each Fund under the Transfer Agency and Service Agreement between the Trust and Investors Bank & Trust Company (the "Transfer Agent"), where by the Transfer Agent will provide transfer agency services to the Fund (the "Transfer Agency Agreement"); and

         WHEREAS, the Trust desires to include the Fund under the Custodian Agreement between the Trust and Investors Bank & Trust Company (the "Custodian"), whereby the Custodian will provide custodial services to the Trust with respect to each Fund (the "Custodian Agreement"); and

         WHEREAS, the Trust desires to enter into a supplement to its Administrative Services Contract with Signature Broker-Dealer Services, Inc., a Delaware corporation, as administrator of the Trust (the "Sponsor"), whereby the Sponsor will provide certain administrative and management services for each Fund (the "Administrative Services Contract"); and

         WHEREAS, the Trust also desires to enter into shareholder servicing agreements (in such form as may from time to time be approved by the Board of Trustees of the Trust) with certain financial institutions and securities brokers, as shareholder servicing agents ("Shareholder Servicing Agents"), whereby each Shareholder Servicing Agent will, as agent for its customers, provide certain services to shareholders of each Fund (the "Shareholder Servicing Agreements"); and

         WHEREAS, the Board of Trustees of the Trust, in considering whether the Trust should adopt and implement this Plan, has evaluated such information as it deemed necessary to an informed determination as to whether this Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of each Fund for such purposes, and had determined that there is a reasonable likelihood that the


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adoption and implementation of this Plan will benefit the Trust and that Fund and its shareholders.

         NOW, THEREFORE, the Board of Trustees of the Trust hereby adopts this Plan for the Trust with respect to each Fund, on the following terms and conditions:

         1. As specified in the Transfer Agency Agreement, the Transfer Agent shall perform transfer agency functions for the Fund and act as dividend disbursing agent for the Fund. The Trust shall pay to the Transfer Agent such compensation from the assets of the Fund as may from time to time be agreed to by the Trust and the Transfer Agent.

         2. As specified in the Custodian Agreement, the Custodian shall safeguard and control the cash and securities of the Fund, handle receipt and delivery of securities for the Fund, determine income and collect interest on the investments of the Fund, maintain books of original entry for the Fund and other required books and accounts, calculate the daily net asset value of Shares of the Fund and, in general, act as the custodian of the assets of the Trust pertaining to the Fund, but the Custodian shall have no power to determine the investment policies of the Trust or to determine which securities the Trust will buy or sell on behalf of the Fund. The Trust shall pay to the Custodian such compensation as may from time to time be agreed to by the Trust and the Custodian.

         3. As specified in the Administrative Services Contract the Sponsor shall provide all management and administrative services reasonably necessary for the operation of the Trust and the Fund, other than those investment management and administrative services which are to be provided by the Trust's investment adviser pursuant to its Investment Advisory Contract with the Trust or by any other persons engaged to perform transfer agency, custodial or other services pursuant to a written contract with the Trust. Pursuant to the Administrative Services Contract, the Sponsor shall, at its expense, (i) provide the Trust with office space and office facilities reasonably necessary for the operation of the Trust and the Fund, (ii) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under the Administrative Services Contract and (iii) provide the Trust with persons satisfactory to the Trust's Board of Trustees to serve as officers of the Trust. As consideration for services performed under the Administrative Services Contract, the Trust shall periodically pay to the Sponsor a monthly fee from the assets of the Fund based upon the average dally value of the net assets of the Fund during that month and identified on Appendix A hereto.

         4. As specified in each Shareholder Servicing Agreement, each Shareholder Servicing Agent shall, as agent for its customers who purchase Shares of the Fund, perform certain shareholder account, administrative and service functions for such customers, including, among others: answering customer inquiries regarding the manner in which purchases and redemptions of Shares may be effected, and with regard to certain other matters pertaining to the Trust or the Fund; assisting customers in designating and changing dividend options, account designations and addresses; providing necessary personnel and facilities to maintain certain shareholder accounts and records, as specified from time to time by the Trust; assisting in processing purchase and redemption transactions; arranging for the wiring of funds; transmitting and receiving funds in connection with customer orders to purchase and redeem Shares; verifying and guaranteeing shareholder signatures in connection with redemption orders and transfers and


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changes in shareholder-designated accounts; furnishing periodic statements showing customer account balances, monthly and annual statements and confirmations of purchases and redemptions of Shares in a customers account; transmitting proxy statements, annual reports, updating prospectuses and other communications from the Trust to shareholders of the Fund; receiving, tabulating and transmitting to the Trust proxies executed by customers with respect to annual and special meetings of shareholders of the Fund; and providing such other related services as the Trust or a shareholder may request. Each Shareholder Servicing Agreement shall provide that the Shareholder Servicing Agent shall provide all personnel and facilities necessary in order for it to perform the functions described in this paragraph with respect to its customers who purchase Shares of the Fund. As consideration for services performed under the Shareholder Servicing Agreements, the Trust shall periodically pay to each Shareholder Servicing Agent a fee from the assets of the Fund, payable on a per account, per level of activity, plus expenses formula from time to time agreed to by the Trust and such Shareholder Servicing Agent; provided, however, that such fee from the assets of the Fund shall not exceed for any period an amount payable at an annual rate as identified on Appendix A hereto of the Fund's average daily net assets represented by Shares of the Fund owned during such period by investors with whom the Shareholder Servicing Agent maintains a servicing relationship. Each Shareholder Servicing Agent will be permitted to charge its customers direct fees for the same or similar services as provided pursuant to a Shareholder Servicing Agreement.

         5. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the Trust of the responsibility for and control of the conduct of the affairs of the Trust.

         6. This Plan shall become effective upon (a) approval by a vote of at least a "majority of the outstanding voting securities" of the Fund, and (b) approval by a vote of the Board of Trustees of the Trust and vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any of the agreements related to the Plan (the "Qualified Trustees"), such votes to be cast in person at a meeting called for the purpose of voting on this Plan.

         7. This Plan shall continue in effect indefinitely, provided, that such continuance is subject to annual approval by a vote of the Board of Trustees of the Trust and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on continuance of this Plan. If such annual approval is not obtained, this Plan shall expire on the later to occur of August 31, 1996 or the date which is 15 months after the date of the last approval.

         8. This Plan may be amended at any time by the Board of Trustees of the Trust, provided, that (a) any amendment to increase materially the amount to be expended from the assets of the Fund for the services described herein shall be effective only upon approval by a vote of a "majority of the outstanding voting securities" of the Fund, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of the Board of Trustees of the Trust and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on such amendment. This Plan may be


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terminated at any time with respect to the Fund by vote of a majority of the
Qualified Trustees or by a vote of a "majority of the outstanding voting securities" of the Fund.

         9. The Treasurer of the Trust shall provide the Board of Trustees of the Trust, and the Board of Trustees of the Trust shall review, at least quarterly, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

         10. While this Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust.

         11. For the purposes of this Plan, the term "interested person" and "majority of the outstanding voting securities" are used as defined in the 1940 Act. In addition, for purposes of determining the fees payable to the Administrator and each Shareholder Servicing Agent, the value of the net assets of the Fund shall be computed in the manner specified in the Trust's then-current prospectus and statement of additional information applicable to Shares of the Fund.

         12. The Trust shall preserve copies of this Plan, and each agreement related hereto and each report referred to in paragraph 9 hereof (collectively the "Records"), for a period of six years from the end of the fiscal year in which such Record was made and each such Record shall be kept in an easily accessible place for the first two years of said record-keeping.

         13. This Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

         14. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.




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                                                    APPENDIX A



FUND                                ADMINISTRATION FEE*                 SHAREHOLDER            DATE ADDED
                                                                       SERVICING FEE           TO THE
                                                                                               ADMINISTRATIVE
                                                                                               SERVICES PLAN

Republic U.S. Government
Money Market Fund                   0.20%                              0.20%                     10/6/94

Republic New York Tax
Free Money Market Fund              0.15% to $100 million              0.25%                     10/6/94
                                    0.12% $100 million - $200 million

                                    0.09% $200 million - $500 million
                                    0.07% over $500 million

Republic New York
Tax Free Bond Fund                  0.20% to $100 million              0.50%**                   10/6/94
                                    0.17% $100 million - $200 million
                                    0.13% $200 million - $500 million
                                    0.10% over $500 million

Republic Equity Fund                0.20% to $100 million              0.50%**                   4/7/95
                                    0.17% $100 million - $200 million
                                    0.13% $200 million - $500 million
                                    0.10% over $500 million

*Administration fee for Republic New York Tax Free Money Market Fund, Republic New York Tax Free Bond Fund and Republic Equity Fund includes non transaction-based custody fees as described in the prospectus.

**Not anticipated to exceed 0.25%



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